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                                                                    EXHIBIT 99.2


                       [SOUTHMARK CORPORATION LETTERHEAD]



                                  May 23, 2000



Charles B. Brewer
2711 LBJ Freeway, Suite 950
Dallas, Texas   75234

A&B Capital Corporation
10670 N. Central Expressway
Suite 600
Dallas, Texas 75231
ATTN: PRESIDENT

     RE: Approval of Proposed Transfer of Shares of Redeemable Series A Preferred Stock, par value $0.01 per share and Common Stock, par value $0.01 per share of Southmark Corporation from Charles B. Brewer to A&B Capital Corporation

Gentlemen:

     The undersigned as the sole member of the Board of Directors of Southmark Corporation ("Southmark") acting on behalf of the Board of Directors and as an officer of Southmark designated by the Board of Directors to review and determine whether to authorize requests (the "Transfer Review Officer") has reviewed the proposed transfer from Charles B. Brewer, to A&B Capital Corporation, a Nevada corporation, as set forth in that certain Stock Purchase Agreement dated May 23, 2000 (the "Purchase Agreement") pursuant to which A&B Capital Corporation will acquire from Charles B. Brewer all shares of Series A Redeemable Preferred Stock, par value $0.01 per share (the "Preferred Stock") and Common Stock, par value $0.01 per share (the "Common Stock") of Southmark presently held by Charles B. Brewer, same to consist of at least 178,270.25 shares of Preferred Stock and 2,358 shares of Common Stock (the "Proposed Transfer"). On behalf of the Board of Directors and as the Transfer Review Officer, the undersigned hereby authorizes and approves the Proposed Transfer pursuant to Section 10.03 of Article Tenth of the Articles of Incorporation unconditionally. As set forth in Section 10.01(b), the approval by the undersigned is a conclusive determination not subject to reversal or condition.

                                        On behalf of the Board of Directors,


                                        By:  Charles B. Brewer
                                           -------------------------------------
                                             Charles B. Brewer, President,
                                             Chief Executive Officer and
                                             Transfer Review Officer